LENCO MOBILE INC.

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the "Agreement") is dated as of September 1st, 2009, (the "Effective Date") by and between Michael Levinsohn, a person residing at the address listed on the signature page attached hereto ("Executive"), and Lenco Mobile Inc., a Delaware corporation (the "Company"), with respect to the following facts:

A. The Company desires to employ Executive under the terms, conditions and benefits as hereinafter described.

B. Executive desires to render services to the Company, subject to the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the mutual covenants and obligations contained in this Agreement, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I
EMPLOYMENT AND RESPONSIBILITIES

1.1

Employment. The Company hereby employs Executive as its Chief Executive Officer and President, subject to the supervision and direction of the Company's board of directors (the "Board").

1.2

Assignment of Duties. Executive shall have such duties as may be assigned to Executive from time to time by the Board and executive officers senior to Executive, consistent with the responsibilities of the position of Chief Executive Officer and President.

1.3

Executive's Devotion of Time.  Executive shall devote Executive’s full time, abilities and energy to the faithful performance of the duties assigned to Executive under this Agreement and the promotion of the business affairs of the Company.  Executive shall not divert any business opportunities from the Company to Executive or to any other person or business entity.

1.4

Conflicting Activities.  Executive shall not, during the term of this Agreement, be engaged in any other business activity without the prior written consent of the Board; provided, however, that this restriction shall not be construed as preventing Executive from investing Executive's personal assets and time in business entities that are not in competition with the Company or its affiliates.

ARTICLE II
COMPENSATION

During the Term (as defined below), the Company shall pay Executive the following compensation:

2.1

Salary.  In consideration of the services to be rendered by Executive to the Company, the Company will pay to Executive a monthly salary of $25,000.00 (the "Base Salary") during the Term, which salary may be increased (but not decreased) from time to time in the sole discretion of the Board.  Such Base Salary shall be payable in conformity with the Company's customary practices for executive compensation, as such practices shall be established or modified from time to time, but the Base Salary shall be paid to Executive no less frequently than once each month.

2.2

Bonus.  Executive will be eligible to earn an annual bonus for each calendar year, as determined by the Board based upon the Company's performance as well as the Executive meeting certain performance objectives to be defined by the early portion of each calendar year.  Any bonus earned shall be paid within ninety (90) days following the end of the Company's fiscal year end.  For 2009, Executive's bonus opportunity will be based on the performance targets as provided in the attached Exhibit A.

2.3

Compensatory Equity.  Executive will be eligible to be awarded options to acquire common stock or other equity compensation awards under the Company's or its affiliates' stock incentive plan (once such plan is adopted and approved by the Board and Company stockholders).  Executive's equity awards level will be determined by the administrator of the stock incentive plan.

2.4

Benefits.  During the Term, Executive will be eligible to participate on the same basis as other Company executive employees in the Company's employee benefit plans, including, without limitation, health insurance, as such benefits or plans may be modified or amended from time to time.

2.5

Vacation.  During the Term, Executive will be eligible to accrue 21 days of paid vacation each year.  Such vacation shall be taken at such times and intervals as shall be agreed to by the Company and Executive in their reasonable discretion.  Executive shall cease to accrue further vacation at any time that Executive has an unused vacation accrual of 42 days.

2.6

Expenses.  The Company shall pay or reimburse Executive for all reasonable business expenses including, without limitation, cell phone, personal digital assistant (PDA) device, business travel expenses, reasonably incurred or paid by Executive in the performance of his responsibilities hereunder in accordance with the Company's prevailing policy and practice relating to reimbursements as modified from time to time.  Executive must provide substantiation and documentation of these expenses to the Company in accordance with Company policy in order to receive reimbursement.

ARTICLE III
TAXES

3.1

Executive Tax Obligations.  Anything to the contrary notwithstanding, all payments made under this Agreement to Executive or Executive's estate or beneficiaries will be subject to tax withholding pursuant to any applicable laws or regulations.  Executive will be solely liable and responsible for the payment of Executive's taxes arising as a result of any payment hereunder including without limitation any unexpected or adverse tax consequence.

3.2

Section 409A.  This Agreement is intended to comply with the requirements of section 409A of the Internal Revenue Code (the "Code").  In the event this Agreement or any benefit paid to Executive hereunder is deemed to be subject to Code Section 409A, Executive consents to the Company adopting such conforming amendments as the Company deems necessary, in its reasonable discretion, to comply with Code Section 409A.  In addition, if Executive is a specified employee (within the meaning of Code Section 409A) at the time of Executive's separation from service, then to the extent necessary to comply with Code Section 409A and avoid the imposition of taxes under Code Section 409A, the payment of certain benefits owed to Executive under this Agreement will be delayed and instead paid (without interest) to Executive upon the earlier of the first business day of the seventh month following Executive's separation from service or ten business days after Executive's death.

ARTICLE IV
TERM

The Company shall employ Executive on the terms and conditions set forth herein during the period commencing on the Effective Date and ending on December 31st 2012 unless terminated earlier in accordance with  (the "Initial Term").  Thereafter the Initial Term will continue on a month to month basis until either party provides the other party written notice at least thirty (30) days prior to expiration of the applicable Term (the Initial Term and any extensions thereof shall be referred to as the "Term").  Expiration of the Initial Term or the Term shall not be considered Good Reason or a termination of Executive's employment by the Company without Cause.  Unless the Company requests otherwise in writing, upon termination of Executive's employment for any reason, Executive shall be deemed to have immediately resigned from all positions with the Company (and its affiliates) as of Executive's last day of employment (the "Termination Date").

ARTICLE V
TERMINATION

5.1

Accrued Payments.  Executive's employment under this Agreement may be terminated prior to the end of the Initial Term or Term as follows in this .  Upon termination of Executive's employment for any reason, on the Termination Date Executive shall receive the "Accrued Payments" which shall consist of: (i) earned but unpaid Base Salary; (ii) unused vacation days, if any, to the extent accrued through the Termination Date; (iii) payment of any outstanding reimbursable business expenses and (iv) any unissued and outstanding stock, stock options or stock grants due to Executive under the Company or its affiliates stock incentive plan .

5.2

At Executive's Option.  Executive may terminate his employment under this Agreement at any time for any reason.  In the event of a termination this Agreement by Executive, he shall be entitled to the Accrued Payments.

5.3

Termination for Cause. The Company may terminate Executive's employment under this Agreement for Cause at any time upon prior written notice to Executive.  Termination by the Company shall constitute a termination for "Cause" if such termination is for one or more of the following reasons:

5.3.1

the failure or refusal of Executive to fulfill his obligations under this Agreement (other than by reason of his Disability (as defined below)) or the material breach by Executive of any of the terms of this Agreement which is not cured within 15 days written notice to Executive identifying the nature of the failure;

5.3.2

gross negligence, a material breach by Executive of his fiduciary duties or the commission by Executive of an act of fraud or embezzlement or his misappropriation of any money or other assets or property (whether tangible or intangible) of the Company or its subsidiaries;

5.3.3

Executive's engagement in conduct resulting in a material injury to the business, financial condition or operations of the Company or its subsidiaries and which is not authorized by the Board; or

5.3.4

the conviction of, or plea of guilty or nolo contendere by, Executive of a felony or any crime or civil violation involving moral turpitude.

In the event of a termination of Executive's employment for Cause, Executive shall be entitled only to the Accrued Payments.

5.4

At the Election of the Company without Cause.  If the Company terminates Executive's employment under this Agreement without Cause, then in addition to the Accrued Payments, Executive will be eligible to receive a Severance Package (as defined below) subject to Section 5.6.  The severance benefits payable to Executive (the "Severance Package") will consist of the following:

5.4.1

Twenty four (24) months of Executive’s Base Salary then in effect on the Termination Date, with such cash severance payments payable to Executive in substantially equal monthly installments commencing as of the last day of the month of the Termination Date (provided however that the first installment will not be paid until the Section .  Release has become effective and further provided that such first installment will be a larger amount to account for the passage of time following the Termination Date in case such first payment occurs more than one month after its scheduled date of payment);

5.4.2

The Company agrees to pay the Company's portion of the premiums required to continue Executive’s (and his dependents) group health insurance benefits for twenty four (24) months after the Termination Date under the applicable provisions of COBRA, provided that Executive timely elects to continue and remains eligible for these benefits under COBRA, and does not obtain health insurance benefits through another employer during this period.  Executive shall provide advance written notice to the Company informing the Company when the Executive is offered or becomes eligible for other group health insurance benefits in connection with new employment.  In addition, if periodically requested by the Company, the Executive will provide the Company with written confirmation that he has not been offered other group health insurance benefits.

5.5

Resignation for Good Reason.  If Executive terminates his employment for Good Reason, then in addition to the Accrued Payments, Executive shall be eligible to receive the Severance Package subject to Section .  Payments of the Severance Package shall be made at the same times specified in Section .  "Good Reason" shall mean (i) a material diminution in the Executive's authority, duties or responsibilities, (ii) any reduction in the Base Salary or (iii) the Company's material breach of this Agreement.  For purposes of this Agreement, Executive may resign his employment from the Company for "Good Reason" within sixty (60) days after the date that any one of the Good Reason events listed above has first occurred without Executive's written consent. Executive's resignation for Good Reason will only be effective if the Company has not cured or remedied the Good Reason event within 30 days after its receipt of Executive's written notice (such notice shall describe in detail the basis and underlying facts supporting Executive's belief that a Good Reason event has occurred).  Such written notice must be provided by Executive to the Company within 30 days of the initial existence of the alleged Good Reason event.  Failure to timely provide such written notice to the Company means that Executive will be deemed to have consented to and waived the Good Reason event.  If the Company does timely cure or remedy the Good Reason event, then Executive may either resign his employment without Good Reason or Executive may continue to remain employed subject to the terms of this Agreement.

5.6

Release of Claims and Covenant Not to Sue.  The Severance Package will be paid if and only if Executive timely satisfies all of the following conditions: (i) Executive complies with all surviving provisions of this Agreement; (ii) Executive executes (and does not revoke) a release of claims and covenant not to sue (the "Release") substantially in the form provided in the attached Exhibit C (and as may be reasonably modified by the Company) and remains in full compliance with such Release and (iii) such Release must become effective within 60 days after the Termination Date.

5.7

Code Section 280G.  In the event that it is determined that any payment or distribution of any type to or for Executive's benefit made by the Company, by any of its affiliates, by any person who acquires ownership or effective control or ownership of a substantial portion of the Company's assets (within the meaning of Section 280G of the Code) or by any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of an employment agreement or otherwise, would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are collectively referred to as the "Excise Tax"), then such payments or distributions or benefits shall be payable either:  (i) in full; or (ii) as to such lesser amount which would result in no portion of such payments or distributions or benefits being subject to the Excise Tax.

Executive shall receive the greater, on an after-tax basis, of (i) or (ii) above, provided however that to the extent applicable, Executive may elect to subject the payments that are in excess of the permissible maximum payment amount specified under Code section 280G(b)(2)(A)(ii) to a stockholder vote as provided for under Code section 280G(b)(5).

Unless Executive and the Company agree otherwise in writing, any determination required under this Section  shall be made in writing by an independent accountant selected by the Company (the "Accountant") whose determination shall be conclusive and binding. Executive and the Company shall furnish the Accountant such documentation and documents as the Accountant may reasonably request in order to make a determination. The Company shall bear all costs that the Accountant may reasonably incur in connection with performing any calculations contemplated by this Section.

5.8

Covenants.  As a condition of this Agreement and to Executive's receipt of any post-employment benefits, Executive agrees that Executive will fully and timely comply with all of the covenants set forth in this Section (which shall survive the Termination Date).

5.8.1

Upon the Termination Date, Executive shall execute the Company's Proprietary Information Agreement Termination Certification (or its successor agreement);

5.8.2

Upon the Termination Date, Executive shall return to the Company all Company property including, but not limited to, computers, cell phones, pagers, keys, laboratory notebooks, business cards, intellectual property, etc. and Executive shall not retain any copies, facsimiles or summaries of any Company proprietary information;

5.8.3

Executive will fully pay off any outstanding advances, loans or debts owed to the Company no later than their applicable due date or the Termination Date (if no other due date has been previously established);

5.8.4

Executive will submit any outstanding business expense reports to the Company prior to the Termination Date;

5.8.5

Executive will not at any time during and subsequent to Executive's period of employment with the Company make any disparaging statements (oral or written) about the Company, or any of its affiliated entities, officers, directors, employees, stockholders, representatives or agents, or any of the Company's products or work-in-progress, in any manner that might be harmful to their businesses, business reputations or personal reputations;

5.8.6

As of the Termination Date, Executive will no longer represent that Executive is an officer, director or employee of the Company and Executive will immediately discontinue using Executive's Company mailing address, telephone, facsimile machines, voice mail and e-mail;

5.8.7

Executive acknowledges that (i) upon a violation of any of the covenants contained in this Section 11.12 of this Agreement or (ii) if the Company is terminating Executive's employment for Cause, the Company would as a result sustain irreparable harm, and, therefore, Executive agrees that in addition to any other remedies which the Company may have, the Company shall be entitled to obtain equitable relief including specific performance and injunctions restraining Executive from committing or continuing any such violation; and

5.8.8

Executive shall, upon the Company's request and without any payment therefore, reasonably cooperate with the Company (and be available as necessary) after the Termination Date in connection with any legal matters involving events that occurred during Executive's period of employment with the Company.

ARTICLE VI
INVENTIONS, COPYRIGHTS, ETC.

6.1

Rights in Inventions. All inventions, discoveries, developments, and improvements made, conceived or reduced to practice by Executive under or arising out of this Agreement ("Work Product") shall, whether or not such Work Product is patentable or copyrightable or made or conceived or reduced to practice or learned by Executive either alone or jointly with others, become and remain the sole and exclusive property of the Company.  Executive shall immediately notify the Company in writing of, and provide detailed information concerning all such Work Product, and hereby transfers and assigns all of his or her rights, title, and interests in and to any such Work Product to the Company, irrespective of whether or not any patent application is, or has been, filed for such Work Product.  During and after the term of this Agreement, Executive shall, at Company's request and expense and through attorneys and representatives designated by Company, assist Company in making applications for Letters Patent in the United States and/or other countries for all such Work Product.  Executive will take whatever steps are necessary to have assigned to the Company all such applications, and to protect the Company's rights and vest in Company all rights, title, and interests in and to the Work Product and such Letters Patent.

6.2

Copyrights. Executive hereby assigns to Company all of its rights, title, and interests in and to all copyrights on all writings, documents, reports, papers, drawings, tabulations, books, computer programs, and other works written or made by Executive under or arising out of this Agreement ("Material").  All Materials developed by Executive under this Agreement are to be considered works made for hire as that term is defined in Section 101 of the Copyright Act (17 U.S.C. § 101) and are the sole and exclusive property of the Company. To the extent that any such works may not be considered works made for hire for the Company under applicable law, Executive hereby assigns to Company and, upon their creation, will automatically assign to Company the ownership of such works, including copyright interests and any other intellectual property therein, without the necessity of any further consideration.  Any assignment of copyright hereunder includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that maybe known as or referred to as "moral rights" (collectively, the "Moral Rights"). To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, Executive hereby waives such Moral Rights and consents to any action of Company that would violate such Moral Rights in the absence of such consent.  Executive will confirm any such waivers and consents from time to time as requested by the Company.

6.3

Attorney-In-Fact. In the event that Company is unable for any reason whatsoever to secure Executive's signature to any lawful and necessary document required to apply for or execute any Letters Patent or other application with respect to such an invention (including renewals, extensions, continuations, divisions, or continuations in part of any Work Product), Executive hereby irrevocably designates and appoints Company and its duly authorized officers and agents as Executive's agents and attorneys-in-fact to act for and in Executive's behalf and to execute and file any such Letters Patent and applications and to do all other lawfully permitted acts to further the prosecution of the application with the same legal force and effect as if executed by Executive.

6.4

Prior Inventions. Work Product shall also include all intellectual property rights in any product, programming, documentation, technology, or other Work Product that is now contained in any of Company's products or systems, including development and support systems, or that otherwise relate to Company's business and interests, to the extent Executive conceived, developed, or delivered such Work Product to Company prior to the date of this Agreement while Executive was engaged as an employee of the Company or its predecessors.  Executive has attached hereto as Exhibit B a complete list of all existing inventions to which Executive claims ownership as of the date of this Agreement and that Executive desires to specifically clarify are not subject to this Agreement, and Executive acknowledges and agrees that such list is complete.  If no such list is attached to this Agreement, Executive represents that Executive has no such inventions at the time of signing this Agreement, if any rights or inventions assigned hereunder or any results are based on, or incorporate, or are improvements or derivatives of, or cannot be reasonably made, used, reproduced and distributed without using or violating technology or rights owned or licensed by Executive and not assigned hereunder, Executive hereby grants Company a perpetual, worldwide royalty-free, non-exclusive sublicenseable right and license to exploit and exercise all such technology and rights in support of Company's exercise or exploitation of any results or assigned rights or inventions (including any modifications, improvements and derivatives thereof).

ARTICLE VII
TRADE SECRETS AND NON-COMPETITION

7.1

Confidential Information.  The Company may disclose or may have previously disclosed to Executive, or Executive may obtain access to develop, or create, proprietary and confidential information or material concerning or related to the Company's products and/or services, or to the Company's development and/or marketing processes, servicing, existing products, or general business operations.  Such information or material may include, but is not limited to, the discovery, invention, research, improvement, development, or sale of the products or services (including, without limitation, information created, discovered or developed by Executive, or made known to Executive during the term of this Agreement or arising out of Executive's employment hereunder), or the Company's trade secrets, processes, formulas, data, know-how, software, documentation, program files, flow charts, drawings, diagnostic techniques, optimization techniques and other techniques, source and object code, standards, specifications, improvements, inventions, customer information, accounting data, statistical data, research projects, development and marketing plans, strategies, forecasts, computer programs, customer lists, sales, costs, profits, and pricing methods and organizations, employee lists, compensation plans, (collectively, the "Confidential Information").  Similarly, Executive's position will naturally involve access to the Company's client list and information owned by the Company's clients.  Executive agrees that Confidential Information includes the identity of the Company's clients as well as any confidential information that the Company receives from its clients.  Executive acknowledges the confidential and secret character of the Confidential Information and agrees that the Confidential Information is the sole, exclusive, and extremely valuable property of the Company and its clients.  Accordingly, Executive agrees not to reproduce any of the Confidential Information without the Company's prior written consent, not to use the Confidential Information except in the ordinary course of performance of this Agreement, and not to divulge all or any part of the Confidential Information to any third party, either during or after the term of this Agreement.

7.2

Permitted Disclosure. Paragraph 7.1 shall not apply if and to the extent that Executive is required to testify in a legislative, judicial or regulatory proceeding, or before any state or local legislature, a judge, or an administrative law judge, provided that Executive shall give the Company prompt written advance notice of any such required testimony.  Confidential Information shall not include any information to the extent such information is generally known to the public through no disclosure or other act or omission, direct or indirect, of Executive.  Confidential Information shall not be deemed to be available to the general public for the purposes of this Agreement (i) merely because it is embraced by more general information in the prior possession of Executive or of others, or (ii) merely because it is expressed in public literature in general terms not specifically in accordance with the Confidential Information.

7.3

Non-Competition.  During the term of this Agreement, Executive will not engage in any employment, business, or activity that is in any way competitive with the business or proposed business of the Company, and Executive will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company.

7.4

Non-Solicitation.  During the term of this Agreement, Executive will not encourage any customer, employee or consultant of the Company to discontinue, substantially reduce or materially alter their business relationship with the Company in a manner that is detrimental to the Company.

7.5

Injunctive Relief.  Executive expressly agrees that the covenants set forth in Sections ,  and  are reasonable and necessary to protect the Company and its legitimate business interests, and to prevent the unauthorized dissemination of Confidential Information to competitors of The Company.  Executive also agrees that the Company will be irreparably harmed and that damages alone cannot adequately compensate the Company if there is a violation of Sections ,  or  by Executive, and that injunctive relief against Executive is essential for the protection of the Company.  Therefore, in the event of any such breach, it is agreed that, in addition to any other remedies available, the Company shall be entitled as a matter of right to injunctive relief in any court of competent jurisdiction, plus attorneys' fees actually incurred for the securing of such relief.

ARTICLE VIII
KEY-MAN LIFE INSURANCE

If the Board determines that the Company should purchase a "key-man" insurance policy on the life of Executive, then Executive agrees to submit to any requested physical examination in connection with the Company or any affiliate's purchase of such a key-man insurance policy, and the Executive agrees to cooperate fully in connection with the underwriting, purchase and/or retention of any such key-man insurance policy by the Company or any of its affiliates.

ARTICLE IX
INDEMNIFICATION

The Company shall indemnify, defend and hold harmless Executive from and against any and all losses, damages, liabilities, claims, actions, judgments, court costs and legal or other expenses (including, without limitation, attorneys' fees and expenses) (collectively, the "Losses"), incurred by Executive in the event that he or she is or is threatened to be made a party to any proceeding, investigation or litigation of any kind and nature (other than an action by or in the right of the Company against Executive) by reason of the fact that Executive is or was an employee of the Company, fulfilling his job responsibilities hereunder to the extent permitted by law.  The Company's indemnity obligations hereunder shall be in addition to those available to Executive by the Company's Certificate of Incorporation or bylaws or applicable law and shall survive indefinitely the expiration or termination of this Agreement for any reason.

ARTICLE X
MISCELLANEOUS

10.1

Governing Law and Choice of Forum.  This Agreement shall be interpreted and governed by the laws of the State of California and, as applicable, the laws of the United States, without giving effect to the principles of choice of law or conflicts of laws of California.

10.2

Authority.  Each party warrants that it has proper authority to enter into this Agreement.  Execute represents and warrants to the Company that the execution or performance of this Agreement does not and will not constitute a breach of any other agreement to which it is a party or bound.

10.3

Interpretation.  The captions in this Agreement are for convenience and reference only and the words contained therein shall in no way be held to explain, modify, amplify or aid in the interpretation, construction or meaning of the provisions of this Agreement.  Both the Company and Executive have had the opportunity to consult with an attorney of his choice before executing this Agreement.  Accordingly this Agreement shall be construed in accordance with its fair meaning and not strictly for or against either party.

10.4

Waiver.  The waiver by either of the parties, express or implied, of any right under this Agreement or any failure to perform under this Agreement by the other party, shall not constitute or be deemed a waiver of any other right under this Agreement or of any other failure to perform under this Agreement by the other party, whether of a similar or dissimilar nature.

10.5

Severability.  Should any part or provision of this Agreement be held unenforceable or in conflict with the law of any jurisdiction, the validity of the remaining parts or provisions shall not be affected by such holding.

10.6

Entire Agreement.  This Agreement and the Exhibits attached hereto set forth the entire agreement and understanding of the parties relating to the subject matter contained in this Agreement and merges all prior and contemporaneous discussions and agreements between them. Any modification of any of the provisions of this Agreement shall not be valid unless in writing and signed by authorized representatives of the party against whom such modification is sought to be enforced.  All notices pursuant to this Agreement must be in writing (which may be by facsimile or electronic transmission) to be effective and shall be deemed to have been given on the day actually delivered or received (upon confirmation thereof).  All notices to the Executive shall be addressed to the address set forth below his and all the notices to the Company shall be sent to the Company's headquarters.

10.7

Assignment.  The Company shall have the right to assign its duties, obligations and/or rights under this Agreement to any entity or person it chooses, at any time and without the consent of Executive.  In the case of assignment, the assignee shall be deemed to be the Company for all purposes under this Agreement.  Executive shall have no right to assign his duties or responsibilities under this Agreement.  With the above qualifications, this Agreement shall inure to the benefit of, and be binding upon, the parties to this Agreement, and their respective executors, administrators, successors and assigns.

10.8

Attorneys' Fees.  In the event of any disputes arising out of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees and other fees and costs related thereto.

10.9

Counterparts.  This Agreement may be executed in multiple counterparts and transmitted by facsimile or by electronic mail in "portable document format" ("PDF") form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a party's a signature.  Each such counterpart and facsimile or PDF signature shall constitute an original and all of which together shall constitute one and the same original.

 [Signature Page to Executive Employment Agreement Follows]

W02-WEST:6JAM1\401022516.3	-#-

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

[Company]	[Employee]

By: Jonathan Fox
Signature
Title: Director and Chief Operating Officer
Street Address: 25 El Paseo Street

City: Newport Beach State: California Zip Code: 92663

W02-WEST:6JAM1\401022516.3	-#-	Exhibit A to Executive Employment Agreement

W02-WEST:6JAM1\401022516.3	-#-	Exhibit C to Executive Employment Agreement